EXHIBIT 99.1
STONEPATH GROUP COMPLETES SALE OF
U.S.-BASED INTERNATIONAL SERVICES UNIT
SUBSTANTIALLY REDUCING DEBT

SEATTLE, October 19, 2006 — Stonepath Group, Inc. (AMEX:STG) (“Stonepath”), the logistics services organization, announced today that it has completed the sale of its Stonepath Logistics International Services, Inc. (“SLIS”) division to JTM Acquisition Corporation (“JTM”) for aggregate consideration of $17.9 million, consisting of a closing cash payment of $12.2 million and the assumption or satisfaction by JTM of certain liabilities associated with SLIS. The closing cash payment is being paid to Stonepath’s lender, Laurus Master Fund, Ltd (“Laurus”), to reduce Stonepath’s outstanding indebtedness.
Stonepath expects to sign an additional agreement with JTM to sell its Stonepath Logistics (Germany) GmbH subsidiary for $100,000, raising the total consideration of the transactions to $18.0 million. JTM is receiving financing to consummate the transaction from Laurus, Stonepath’s current lender in North America, and The ComVest Group’s private equity fund ComVest Investment Partners II, LLC (“ComVest”). The Company expects to recognize a book loss on the sale of SLIS and its German subsidiary of approximately $3.5 million.
SLIS, which was acquired by Stonepath in 2002, was Stonepath’s North American-based logistics business providing international air and ocean logistics services. It included Global Container Line, Inc. Stonepath Group’s offshore subsidiaries, including those in Asia, remain intact.
Concurrent with the sale, Bob Arovas, formerly President and Chief Financial Officer, assumes the role of Stonepath Chief Executive Officer, a role he has held in an interim capacity since July 2006. Bob Christensen, formerly Chief Accounting Officer, becomes Chief Financial Officer, likewise a role he has held in an interim capacity since July 2006.
“The sale of the unit was driven by the need to refocus the Company’s international business and significantly reduce debt obligations,” Arovas said. “We have established a continued agency relationship with SLIS and will maintain our focus on the international logistics market through SLIS as well as through other strategic alternatives. The Company will maintain its subsidiaries in China, Hong Kong (SAR), Malaysia, Cambodia and Brazil together with its network of agents in other countries. Our services to customers both internationally and domestically will remain without alteration and we will maintain our principal focus internationally on trade to and from Asia.”
Arovas added, “Going forward, we continue to look at opportunities to further reduce the Company’s outstanding liabilities and to restructure our business to achieve profitable future operations.”
The founder and President of JTM is Jason F. Totah, who served as Stonepath’s Chief Executive Officer from October 2004 until July 20, 2006.
About ComVest
The ComVest Group is a Leading Private Equity Firm focused on investing in middle-market companies. Since 1988, ComVest has invested more than $2 billion of capital in over 200 public and private companies worldwide. Through the firm’s extensive financial resources and broad network of industry experts, the firm is able to offer its portfolio companies total financial sponsorship, critical strategic support, and business development assistance. The firm has offices in West Palm Beach, Florida and New York City, New York (http://www.comvest.com).
About Stonepath Group (AMEX:STG)
Stonepath (www.stonepath.com) is a global, third-party logistics organization providing a full range of transportation and distribution solutions to multinational and local businesses, including a diverse client mix of retail leaders, automotive and technology concerns, government agencies, and defense contractors.
This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future events and plans. We have based these forward-looking statements on our current expectations and projections about such future events and plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual events and plans to be materially different from any future events and plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of such terms or other similar expressions. Risk factors that may cause our actual events and plans to differ materially from those set forth in such forward-looking statements, as well as risk factors that are relevant to an analysis of our business generally include, but are not limited to, those factors identified in our Securities and Exchange Commission filings (including our Annual Report on Form 10-K for 2005), other public documents and recent press releases, which can be found on our corporate web site, www.stonepath.com. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.
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